June 5, 2007

Prides Capital Fund I, L.P.

200 High Street, Suite 700

Boston, MA 02110

RE:	Series B-1 Cumulative Convertible Preferred Stock

Ladies and Gentlemen:

Reference is made to the Agreement, dated May 28, 2004 (the “Agreement”), by and between The Princeton Review, Inc., a Delaware corporation (“the Company”), and Fletcher International, Ltd., a company organized under the laws of Bermuda (“Fletcher”). Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

The Company acknowledges that Prides Capital Fund I, L.P. or its affiliates (“Prides”) may acquire the 6,000 shares of Series B-1 Preferred Stock outstanding (the “Shares”) on or about the date hereof from Bear, Stearns & Co. Inc. or its affiliates (“Bear”) and/or assume the rights and obligations of Bear pursuant to the Agreement, including the Fletcher Rights, based in part upon the Company’s representations and warranties and covenants contained herein. In connection therewith, and in order to induce Prides to acquire such securities, the parties agree as follows:

1.	Representations and Warranties.

(a)          Series B Preferred Shares. As of the date hereof, 6,000 shares of the Series B-1 Preferred Stock are issued and outstanding and no shares of Series B-1 Preferred Stock are issued and held in the treasury of the Company. All the outstanding shares of Series B-1 Preferred Stock are and the Additional Preferred Shares will be (when and if issued) duly authorized, validly issued, fully paid and non-assessable. The Shares are owned of record by Bear.

(b)          Authorization, Validity of Letter Agreement. The Company has all the requisite corporate power and authority to execute and deliver this letter agreement and to perform its obligations hereunder. The execution, delivery or performance by the Company of this letter agreement has been duly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this letter agreement by the Company.

(c)          Agreement and Series B-1 Certificate. The Agreement and the Series B-1 Certificate are in full force and effect as of the date hereof. No amendments, rescissions, waivers or other documents modifying the Agreement have been authorized since May 28, 2004 and there have been no amendments to the Series B-1 Certificate since June 4, 2004.

2.            Blackout Period. The Company has no current intention to declare a Blackout Period during the twelve-month period from the date hereof.

3.            Conversion Price. The Company and Prides agree that, by operation of Section 5(f) of the Agreement, as of the date hereof, the Conversion Price applicable to the Initial Preferred Shares is $7.2976 and the Conversion Price applicable to the Additional Preferred Shares is the greater of (a) $7.2976 or (b) 79.6105% of the Prevailing Price (as defined in the Subsequent Certificate), calculated as of the delivery date of the corresponding Fletcher Notice. The Company and Prides further agree that, the Conversion Price applicable to the Initial Preferred Shares and the Additional Preferred Shares will continue to decrease by 5% on the 10th day of each month or a portion thereof, in which the Registration Requirement is not satisfied. Accordingly, the Conversion Price applicable to the Initial Preferred Shares will be reduced to (i) $6.9327 on June 10, 2007, (ii) $6.5861 on July 10, 2007, and so on, and the Conversion Price applicable to the Additional Preferred Shares will be reduced to (i) the greater of (a) $6.9327 or (b) 75.6299% of the Prevailing Price (as defined in the Subsequent Certificate) on June 10, 2007, (ii) the greater of (a) $6.5861 or (b) 71.8484% of the Prevailing Price (as defined in the Subsequent Certificate) on July 10, 2007, and so on, each calculated as of the delivery date of the corresponding Fletcher Notice, for as long as the Registration Requirement has not been satisfied.

4.            Ownership of Common Stock. The Company is advised that as of the date hereof Prides owns 1,008,273 shares of the common stock of the Company. The Company acknowledges that, notwithstanding anything to the contrary in Section 6(c) of the Agreement, Prides may purchase additional shares of the Company’s common stock and, in the event that Prides acquires the Preferred Stock and the Fletcher Rights, Prides may fully exercise its right to convert or redeem its shares of the Series B-1 Preferred Stock in accordance with the terms of the Agreement, except as specifically provided herein, to exercise the Fletcher Rights and to own more than the Maximum Number as defined therein.

5.            Extension of Fletcher Rights Period. The Company and Prides agree that, by operation of Section 5(f) of the Agreement, as of the date hereof, the Fletcher Rights Period has been extended by 177 days and will continue to be extended until the date the Registration Requirement is satisfied.

6.            Indemnification. The Company hereby agrees to indemnify and hold harmless Prides and its affiliates from and against any and all liabilities, actions, losses, expenses (including costs of investigations and defense and reasonable attorneys’ and accountants’ fees) or damages, whether or not involving a third-party claim resulting from any (a) breach of or inaccuracy in any representation or warranty made by the Company herein, or (b) breach by the Company of any covenant, agreement or obligation of the Company in this letter agreement. The Company shall promptly pay or reimburse expenses incurred or paid, as the case may be, in accordance with this Section in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

7.            No Third Party Beneficiaries. This letter agreement shall be binding solely on, and inure solely to the benefit of, the undersigned and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than the undersigned and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Prides to enforce any provisions of this letter agreement.

8.            Entire Agreement, Amendment, Assignment. This letter agreement contains the entire agreement between the parties, and no modification of this letter agreement or any annex hereto or waiver of the terms and conditions hereof or thereof shall be binding upon either party, unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto, and their successors and permitted assigns. Any assignment of this letter agreement by the Company without the prior written consent of Prides shall be void.

9.            Governing Law, Jurisdiction, Notice. This letter agreement and any related dispute shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. Prides and the Company hereby submit to the personal jurisdiction of any state or federal courts located in the Southern District of the State of New York, and waive any claim of improper venue or any claim that those courts are in any inconvenient forum. The Company and Prides agree that the mailing of process or other papers in connection with any action or proceeding in such manner as may be permitted by applicable laws will be valid and sufficient service thereof.

10.          WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

11.          Headings, Severability. The headings contained in this letter agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this letter agreement. If any provision of this letter agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this letter agreement but shall be confined in its operation to the provision of this letter agreement directly involved in the controversy in which such judgment shall have been rendered.

12.          Counterparts. This letter agreement may be executed in counterparts and by facsimile, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Very truly yours,

THE PRINCETON REVIEW, INC.

By:	/s/ Stephen Melvin
Name: Stephen Melvin
Title: Chief Financial Officer

Accepted and agreed to

as of the date written above

PRIDES CAPITAL FUND I, L.P.

By: Prides Capital Partners, LLC, its general partner

By: /s/ Kevin A. Richardson, II

Name: Kevin A. Richardson, II

Title: Managing Member